Southern Sauce Company, Inc.
Shengkai Industrial Park, Wang Gang Road
Jin Nan (Shuang Gang) Economic and Technology Development Area
Tianjin, People’s Republic of China 300350

June 12, 2008

Sherb & Co., LLP
Certified Public Accountants and Consultants
1900 NW Corporate Boulevard, Suite E210
Boca Raton, FL 33431

Ladies and Gentlemen:

We are hereby notifying you that effective as of the date hereof Sherb & Co., LLP. is hereby terminated as Southern Sauce Company, Inc.’s independent registered public accounting firm.

Enclosed is a copy of the Current Report the Company intends to file on June 13, 2008 on SEC Form 8-K under item 4.01 disclosing the change in accountants. Please review the Form 8-K and its disclosures and provide us with your firm’s written consent to file the accountant’s letter to be included as Exhibit 16 to the Form no later than June 13, 2008.

Sincerely,

/s/ Wang Chen
Wang Chen
Chief Executive Officer